Exhibit 21.1
Gamida Cell Ltd.
Subsidiaries of the Registrant
(as of August 1, 2018)

Gamida Cell Inc., a Delaware corporation.

Gamida Cryo Ltd., a company organized and existing under the laws of Israel.